EXHIBIT 10.1

Victoria D. Harker

8350 Broad Street, Suite 2000

Tysons, VA 22102

Dear Victoria:

We greatly appreciate your services to TEGNA Inc. (the “Company”). In connection with your decision to retire from your position as the Company’s Executive Vice President and Chief Financial Officer effective December 31, 2023, and your agreement to continue on as an employee advisor consultant to the Company through March 31, 2024, the Company hereby agrees to the following:

1.	Effective December 31, 2023, you will resign from your position as the Company’s Executive Vice President and Chief Financial Officer.

2.

From January 1, 2024 through March 31, 2024 (the “Transition Period”), you will provide services as a special consultant to support and assist your successor’s transition, as well as providing advice regarding such other special projects as mutually agreed upon by the Company and you from time to time during the Transition Period. For the avoidance of doubt, the parties understand and agree that you will not perform any policy making functions for the Company after December 31, 2023.

3.	Effective March 31, 2024, the Transition Period will end and you will fully retire from the Company.

4.

During the Transition Period you will receive your current base salary. Additionally, if you continue employment with the Company through the end of the Transition Period and satisfactorily provide the services described in paragraph 2 above, the Company will pay you a lump sum cash retention payment in the amount of $1,000,000 (the “Retention Bonus”), within 15 days following such date. Notwithstanding the foregoing, if prior to March 31, 2024, your employment is terminated due to death or permanent disability (within the meaning of the Company’s Long Term Disability Plan) or the Company involuntarily terminates your employment without Cause (as defined in the Company’s Executive Severance Plan), the Retention Bonus will be paid to you within 15 days following such termination, provided that the Retention Bonus shall be prorated for a termination due to death or disability where such proration shall be calculated by multiplying the Retention Bonus by a fraction whose numerator is the number of days you worked prior to your termination of employment from the date of this agreement through March 31, 2024, and the denominator is the total number of days between the date of this agreement and March 31, 2024. No Retention Bonus shall be paid in the event of any other termination of employment for any other reason prior to March 31, 2024 or you fail to satisfactorily provide the services in paragraph 2.

5.	You will be treated as an employee of the Company for all purposes during the Transition Period. All amounts paid to you will be subject to applicable tax and withholding requirements.

6.

During the Transition Period, you will be eligible for the retirement and employee benefit plans in which you currently participate (subject to the Company’s general right to amend or terminate such plans). However, you will not participate in the Company’s Annual Bonus Plan for 2024 (beyond your rights to participate in such bonus plan under the Company’s Executive Severance Plan), nor will you receive any further awards under the Company’s 2020 Omnibus Incentive Compensation Plan or other long-term incentive plan.

7.

This agreement will not reduce any vested rights, if any, you currently have under the Company’s 401(k) Savings Plan, Deferred Compensation Plan, 2023 Annual Bonus Plan, Executive Severance Plan, or Transitional Compensation Plan, as well as awards of restricted stock units and performance shares granted to you prior to the date hereof under the Company’s 2020 Omnibus Incentive Compensation Plan, or predecessor plan.

8.

Provided that you remain employed by the Company through the end of the Transition Period, your retirement as of March 31, 2024 will be treated as a “qualifying termination” under the Company’s Executive Severance Plan. In connection with the foregoing, you agree to waive your right under your May 4, 2017 retention agreement with the Company to voluntarily terminate employment prior to the expiration of the Transition Period and to have such voluntary termination be treated as a “qualifying termination” under the Executive Severance Plan.

9.	You agree that this agreement does not change the status of your employment to anything other than “at will”, and the Company reserves the right to terminate your employment at any time.

Please confirm your agreement with the terms outlined above by countersigning this agreement in the space provided below.

Very truly yours,

TEGNA Inc.

By:	/s/ David T. Lougee	Dated: 8/2/2023
David T. Lougee
President and CEO

Agreed to and accepted by:

By:	/s/ Victoria D. Harker	Dated: 8/2/2023
Victoria D. Harker